Exhibit 23.2

Stephen M. Maggart, CPA, ABV, CFF J. Mark Allen, CPA M. Todd Maggart, CPA, ABV, CFF Michael F. Murphy, CPA P. Jason Ricciardi, CPA, CGMA David B. von Dohlen, CPA T. Keith Wilson, CPA, CITP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Commerce Union Bancshares, Inc. on Amendment No. 2 to Form S-4 of our report dated March 17, 2014 on the consolidated financial statements of Commerce Union Bancshares, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee

January 26, 2015

150 FOURTH AVENUE, NORTH — SUITE 2150 — NASHVILLE, TENNESSEE 37219-2431 — (615) 252-6100 — Fax — (615) 252-6105

www.maggartpc.com